Exhibit 4.6

AMENDMENT AGREEMENT NO. 2 TO

INVESTORS’ RIGHTS AGREEMENT

This Amendment Agreement No. 2 to the Investors’ Rights Agreement (as defined below) (the “Agreement”) is made and entered into as of September 30, 2010 (the “Effective Date”) by and among ShangPharma Corporation, a company incorporated and existing under the laws of the Cayman Islands (the “Company”); Mr. Michael Xin Hui and Mrs. Wenjuan Xiao (collectively, the “Founders” and each a “Founder”); ChemExplorer Investment Holdings Limited (BVI) and ChemPartner Investment Holdings Limited (BVI), each, a company incorporated and existing under the laws of the British Virgin Islands (collectively, the “Ordinary Shareholders” and each an “Ordinary Shareholder”); TPG Star Charisma Ltd. and TPG Biotech II Charisma Ltd. (collectively, the “Investors” and each an “Investor”) for the purpose of amending that certain Investors’ Rights Agreement dated September 7, 2007 (the “Investors’ Rights Agreement”) by and among the Company, the Founders, the Ordinary Shareholders, the Investors and certain Affiliates of the Company named therein, as amended on May 19, 2008 by a Waiver and Amendment Agreement No. 1. Capitalized terms not defined herein shall have the meanings given to them in the Investors’ Rights Agreement.

Each of the Company, the Founders, the Ordinary Shareholders and the Investors is referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Parties desire to amend the Investors’ Rights Agreement on the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, the Parties agree as follows:

1. Amendments to Investors’ Rights Agreement. The Parties hereby amend the Investors’ Rights Agreement as follows:

Section 1.1 Definitions.

The definition of Qualified Public Offering is hereby amended by replaced in its entirety with the following:

“Qualified Public Offering” means an IPO on a Qualified Exchange that values the Company at no less than US$250,000,000 immediately after the IPO and that results in aggregate gross proceeds from the IPO to be no less than US$75,000,000, including aggregate gross proceeds to the Investors from the sale of Ordinary Shares of no less than US$25,000,000.

2. Governing Law. This Agreement shall be construed under and governed by the internal laws of the State of New York without regard to its conflict of laws provisions.

3. Effectiveness of Agreement. This Agreement shall become effective upon the execution hereof by all parties.

4. No Other Modification or Waiver of Existing Terms. Except as expressly set forth herein, this Agreement shall not by implication or otherwise alter, modify, amend or in any way affect or constitute a waiver of any of the terms, conditions, obligations, covenants or agreements contained in the Investors’ Rights Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.

5. Execution in Counterparts. For the convenience of the parties and to facilitate execution, this Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document, and such counterparts may be delivered by facsimile or electronic mail.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Agreement as of the Effective Date.

SHANGPHARMA CORPORATION

By:	/s/ Michael Xin Hui

Name:	Michael Xin Hui

Capacity:	Chairman of the Board of Directors and Chief Executive Officer

TPG STAR CHARISMA LTD.

By:	/s/ Clive Bode

Name:	Clive Bode

Capacity:	Vice President

TPG BIOTECH II CHARISMA LTD.

By:	/s/ Clive Bode

Name:	Clive Bode

Capacity:	Vice President

/s/ Michael Xin Hui

MICHAEL XIN HUI

/s/ Wenjuan Xiao

WENJUAN XIAO

CHEMPARTNER INVESTMENT HOLDINGS LIMITED (BVI)

By:	/s/ Michael Xin Hui

Name:	Michael Xin Hui

Capacity:	Chief Executive Officer

CHEMEXPLORER INVESTMENT HOLDINGS LIMITED (BVI)

By:	/s/ Michael Xin Hui

Name:	Michael Xin Hui

Capacity:	Chief Executive Officer